EXHIBIT 10.22

NOTE

US$50,000

Palo Alto, California

October 3, 2005

FOR VALUE RECEIVED, the undersigned, AVICENA GROUP, INC., having an address of 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301 (the “Borrower”), hereby promises to pay to the order of Nasser Menhall, having an address of One Cambridge Center, 5/F, Cambridge, MA 02142 (the “Lender”), the principal sum of Fifty Thousand Dollars ($50,000) (All monetary amounts herein are expressed in U.S. Dollars). Principal on this Note shall become due and payable six months from the date of this Note or such earlier date as the Borrower shall complete its proposed merger with AVN Acquisition Corp. (the “Maturity Date”). Interest on the outstanding principal amount shall not begin to accrue until the Maturity Date. After the Maturity Date, interest on the outstanding principal amount shall accrue at the rate of eight percent (8%) per annum.

The Borrower shall have the option of prepaying the unpaid portion of such principal sum in full or part at any time before the Maturity Date without any premium or penalty.

All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, automatically become immediately due if the Borrower commences or has commenced against it any bankruptcy or insolvency proceeding. All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, become immediately due at the sole option of the Lender if (1) any amount owing pursuant to this Note is not paid when due, or (2) the Borrower is dissolved, or becomes insolvent (however such insolvency is evidenced).

All payments under this Note are to be made to the Lender at the Lender’s address referenced above or at such other address as the Lender may from time to time designate in writing.

The Borrower promises to pay reasonable costs and expenses incurred by the Lender in collecting this Note and enforcing the Lender’s rights hereunder, including, but not limited to, the reasonable fees and disbursements of legal counsel to the Lender.

Failure or delay by the Lender in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other future exercise of that or any other power or right. A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance and shall not be deemed a waiver of the subject power or right in the future or a waiver of any other power or right.

This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by the Borrower and the Lender.

This Note shall be governed by and construed, interpreted and enforced in accordance with the internal law of the State of California, without regard to principles of conflict of laws.

AVICENA GROUP, INC.

By:	/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli
Chief Executive Officer

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